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                                                                     Exhibit 4.1

               AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

     THIS AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT (this "Amendment"), dated as of October 1, 2007, between Printronix, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent and successor to ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent"), amends that certain Amended and Restated Rights Agreement, dated as of April 4, 1999 (the "Rights Agreement").

     WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement") by and between the Company, Pioneer Holding Corp., a Delaware corporation ("Parent") and Pioneer Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Parent ("Merger Subsidiary");

     WHEREAS, the Merger Agreement provides for the acquisition by Parent of the Company by means of a reverse triangular merger of Merger Subsidiary with and into the Company (the "Merger"), as a result of which the Company would become a wholly-owned subsidiary of Parent, and each outstanding share of the Company's Common Stock, $0.01 par value (the "Shares"), including restricted shares but excluding Shares beneficially owned by Parent, Merger Subsidiary, the Company or Shares with respect to which approval is demanded in accordance with Delaware Law (as defined in the Merger Agreement), will be converted into the right to receive a cash payment in the amount of $16.00 per share, without interest (the "Purchase Price") and each option to purchase shares of Common Stock of the Company (a "Company Option") will become fully vested and exercisable immediately prior to the Merger and converted into the right to receive a cash payment equal to an amount determined by multiplying (i) the difference between the Purchase Price and the exercise price under the Company Option by (ii) the number of shares of Common Stock issuable upon exercise of such Company Option, less applicable withholding taxes;

     WHEREAS, immediately prior to the Merger, certain officers of the Company, including Robert Kleist, will exchange certain of their Shares for capital stock of Parent (the "Rollover");

     WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement;

     WHEREAS, the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company have (i) determined that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as set forth below, (ii) approved this Amendment and (iii) authorized its appropriate officers to execute and deliver the same to the Rights Agent;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to execute this Amendment; and

     WHEREAS, the Distribution Date has not yet occurred.

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     NOW, THEREFORE, in accordance with the procedures for amendment of the
Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is amended by adding the following clause at the end of Section 1(a):

     "Additionally, Pioneer Holding Corp., a Delaware corporation ("PHC"), or any Affiliate or Associate thereof, notwithstanding anything in this Rights Agreement to the contrary, shall not be deemed to be an "Acquiring Person" (and no Distribution Date or Triggering Event shall be deemed to occur) as a result of (A) the approval, execution or delivery of that certain Agreement and Plan of Merger, dated as of October 1, 2007, by and between the Company, PHC and Pioneer Sub Corp., a Delaware corporation and a wholly-owned subsidiary of PHC (as the same may be amended from time to time, the "Merger Agreement"), including the approval, execution and delivery of any amendments thereto, (B) the approval, execution or delivery of those certain voting agreements by and between PHC and the officers and directors of the Company (the "Stockholder Agreements"); (C) the consummation of the Merger (as defined in the Merger Agreement), (D) the exchange of cash for Common Stock or Options pursuant to the Merger Agreement, (E) the announcement of the Merger Agreement or the Merger (as defined in the Merger Agreement), (F) the exchange by certain officers of the Company, including Robert Kleist, of certain of their Shares for capital stock of Parent (the "Rollover"), or (G) the consummation of any other transaction contemplated by the Merger Agreement."

     2. Section 1(r) of the Rights Agreement is amended and restated in its entirety to read as follows:

     ""FINAL EXPIRATION DATE" shall mean the earlier to occur of (i) April 4, 2009 or (ii) immediately prior to the Effective Time of the Merger (as such term is defined in the Merger Agreement)."

     3. Section 1(hh) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

     "Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) approval, execution or delivery of the Stockholder Agreements, (iii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iv) the exchange of cash for Common Stock or Options pursuant to the Merger Agreement, (v) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement), (vi) the Rollover or (vii) the consummation of any other transaction contemplated by the Merger Agreement."

     4. Section 26 of the Rights Agreement is hereby amended to update the contact information for the Company, Company counsel and the Rights Agent as follows:

          Printronix Inc.
          14600 Myford Road
          P.O. Box 19559
          Irvine, CA 92606
          Telephone: (714) 368-2300
          Fax: (714) 368-2600
          Attention: Chief Financial Officer


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          With copies to:

          Stradling Yocca Carlson & Rauth
          660 Newport Center Drive, Suite 1600
          Newport Beach, CA 92660
          Phone: (949) 725-4000
          Fax: (949) 725-4100
          Attention: Michael Mulroy

          Kirshman & Harris
          315 South Beverly Drive, Suite 315
          Beverly Hills, CA 90212
          Phone: (310) 277-2323
          Fax: (310) 277-6701
          Attention: Michael Harris

          Rights Agent:

          BNY Mellon Shareowner Services
          c/o Mellon Investor Services
          400 South Hope Street, 4th Floor
          Los Angeles, CA 90071
          Phone: (213) 553-9726
          Fax: (213) 553-9735
          Attention: Mark Cano

     5. A new Section 35 shall be added and shall read as follows:

     "Section 35. TERMINATION. Immediately prior to the Effective Time (as such term is defined in the Merger Agreement), this Agreement shall be terminated and all outstanding Rights shall expire."

     6. This Amendment shall become effective upon execution of the Merger Agreement by the Company, Parent and Merger Subsidiary. In the event that the Merger Agreement is terminated by the Company or the Parent in accordance with its terms, the provisions of paragraphs 1, 2, 3 and 5 of this Amendment shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent.

     7. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

     8. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

     10. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or


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agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     11. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement or the Merger Agreement, as applicable.

     12. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

                           [Signature Page to Follow]


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the
Rights Agreement to be duly executed as of the day and year first above written.

                                        PRINTRONIX, INC.,
                                        a Delaware corporation


                                        By: /s/ Robert A. Kleist
                                            ------------------------------------
                                        Name: Robert A. Kleist
                                        Title: Chief Executive Officer


                                        MELLON INVESTOR SERVICES LLC
                                        as Rights Agent


                                        By: /s/ Mark Cano
                                            ------------------------------------
                                        Name: Mark Cano
                                        Title: Relationship Manager


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